Exhibit 99.1
STONE ENERGY CORPORATION
Announces Fourth Quarter and Year-End 2008 Results
LAFAYETTE, LA. February 17, 2009
     Stone Energy Corporation (NYSE: SGY) today announced a fourth quarter and full year 2008 net loss of $1.3 billion and $1.1 billion, respectively. The full year 2008 net loss of $1.1 billion on oil and gas revenue of $797.7 million compared to 2007 net income of $181.4 million on revenue of $753.3 million. For the fourth quarter of 2008, the net loss of $1.3 billion on oil and gas revenue of $164.2 million compared to net income of $64.9 million on revenue of $201.6 million for the fourth quarter of 2007. The reported net loss for both the fourth quarter and year-end 2008 included a pre-tax non-cash charge of $1.3 billion (approximately $850 million after-tax) recognized due to a non-cash full cost ceiling test write-down and a $466 million (no tax effect) non-cash impairment of goodwill.
     Discretionary cash flow for 2008 totaled $577.5 million compared to $452.7 million during 2007. For the fourth quarter 2008, discretionary cash flow totaled $82.9 million compared to $125.9 million during fourth quarter 2007. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Net daily production volumes for 2008 averaged approximately 175 million cubic feet of gas equivalent (MMcfe), or 22% lower than the 224 MMcfe average per day produced during 2007. The 2008 volumes were negatively impacted by shut-ins due to Hurricanes Ike and Gustav, which impacted volumes by 18.1 Bcfe (billion cubic feet of natural gas equivalent), or an annual average of approximately 50 MMcfe per day. Net daily production volumes during the fourth quarter of 2008 averaged 189 MMcfe, versus the comparable average net daily production of 210 MMcfe produced during the fourth quarter of 2007. At year-end, Stone’s production continued to be adversely affected by third party and company pipeline repairs and shut-ins. Stone exited the year at approximately 200 MMcfe per day of production. Given the delay in various pipeline repairs (including the oil pipeline from Amberjack), Stone’s limited 2009 capital expenditure program, and expected natural decline in production, Stone is projecting its 2009 net daily production to average between 210-240 MMcfe per day.
     CEO David Welch stated, “Reduced production and added repair costs stemming from Hurricanes Ike and Gustav, combined with plunging gas and oil prices, caused a significant impact on our cash flow for the fourth quarter. However, our production is now rising and additional volumes are expected as ongoing pipeline repairs are completed. We have assembled an attractive multi-year inventory of projects and prospects in the GOM deep water and shelf and in Appalachia, and plan to use our reduced capital budget very selectively this year. We developed our 2009 capital budget of $300 million to stay within our projected cash flow. We are focused on recognizing cost synergies from the Bois d’Arc integration while drilling and oil service costs equilibrate with lower commodity prices. We have also hedged 40% of our anticipated 2009 production at average prices of approximately $90.00 per bbl and $9.00 per mmbtu, which provides some price stability. We certainly recognize the importance of liquidity in this environment.”
     As reported in its February 9, 2009 press release, Stone’s 2008 year-end estimated proved reserves totaled 519 Bcfe, as compared with 403 Bcfe at year-end 2007. Natural gas represented 58% of the reserves, with 42% being oil, and approximately 77% of the estimated proved reserves were classified as proved developed. The present value of the future net cash flows before income taxes, using a 10% discount rate and year-end prices of $41.00 per barrel and $5.71 per mmbtu, was approximately $800 million.
     In addition to the 519 Bcfe of estimated proved reserves, Stone had 186 Bcfe of estimated probable reserves and 285 Bcfe of estimated possible reserves as of December 31, 2008. All of Stone’s 2008 year-end estimated proved, probable and possible reserves were independently engineered by Netherland Sewell & Associates (NSA).

     Prices realized during the year ended December 31, 2008 averaged $93.79 per barrel (Bbl) of oil and $9.78 per thousand cubic feet (Mcf) of natural gas representing a 35% increase on a Mcfe basis compared to $69.68 per Bbl of oil and $7.30 per Mcf of natural gas realized during the year ended December 31, 2007. Prices realized during the fourth quarter of 2008 averaged $63.92 per Bbl of oil and $8.51 per Mcf of natural gas, which represents a 9% decrease on a Mcfe basis from fourth quarter 2007 average realized prices of $84.96 per Bbl of oil and $7.55 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts.
     During the fourth quarter and full year 2008, effective hedging transactions increased the average price received for natural gas by $1.55 and $0.44 per Mcf, respectively. Realized oil prices during the fourth quarter were increased due to hedging by $5.92 per Bbl, while full year 2008 was reduced by $7.01 per Bbl as a result of hedging. Hedging transactions increased realized gas prices during the fourth quarter and full year 2007 by $0.18 and $0.23 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2007 were reduced due to hedging by $2.53 and $0.42 per Mcf, respectively.
     Lease operating expenses, including major maintenance costs, incurred during 2008 totaled $171.1 million, including $28.5 million relating to Hurricanes Gustav and Ike expenses, compared to $149.7 million incurred during 2007. For the three months ended December 31, 2008 and 2007, lease operating expenses were $65.8 million and $18.6 million, respectively. In the fourth quarter of 2008, there was $21.7 million in cost relating to Hurricanes Gustav and Ike expenses. During the fourth quarter of 2007, lease operating expenses were reduced by approximately $8.4 million as a result of an increase in expected insurance recoveries related to damages from Hurricane Rita on costs that were previously expensed.
     Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $284.7 million during 2008, compared to $299.2 million during 2007. DD&A expense on oil and gas properties for the three months ended December 31, 2008 totaled $100.7 million, compared to $70.7 million during the comparable period of 2007.
     Salaries, general and administrative (SG&A) expenses totaled $43.5 million during 2008 (exclusive of incentive compensation of $2.3 million), compared to $33.6 million during 2007 (exclusive of incentive compensation of $5.1 million). SG&A expenses (exclusive of incentive compensation) for the three months ended December 31, 2008 totaled $11.5 million, compared to $8.1 million during the comparable quarter of 2007.
     There was $425 million in borrowings outstanding at December 31, 2008 under our bank credit facility. We had letters of credit totaling $46.1 million, resulting in $153.9 million of available borrowings at December 31, 2008 based on the current borrowing base of $625 million. The borrowing base is re-determined semi-annually based on the bank group’s evaluation of our proved oil and gas reserves. Our next redetermination is scheduled to be completed by May 2009. Given the current conditions in the credit markets and lower commodity prices, we believe it is likely that the borrowing base under our bank credit facility will be reduced and that the reduction could be substantial.
     Interest expense was $2.7 million and $13.2 million in the fourth quarter and full year 2008, respectively, compared to $4.3 million and $32.1 million in the fourth quarter and full year of 2007. The lower fourth quarter 2008 interest expense amount is due to the increase in capitalized interest. The amount of capitalized interest recorded is determined based on the carrying value of unevaluated properties. The carrying value of unevaluated properties increased significantly with the Bois d’Arc acquisition, and therefore generated a corresponding increase in capitalized interest. Accordingly, a higher capitalized interest of $10.7 million for the fourth quarter 2008 translated into a decrease in recognized interest expense, despite an increase in average debt for the quarter. In the fourth quarter of 2007, capitalized interest was $3.5 million. Interest income totaled $.6 million and $11.3 million respectively for the fourth quarter and full year 2008, compared to $5.2 million and $12.1 million for the fourth quarter and full year 2007.
     Our tax expense for 2008 was ($363.9) million, of which $7.0 million was current. We had approximately $31 million of overpaid estimated current taxes at December 31, 2008, most of which was refunded in February 2009.

     Capital expenditures on oil and gas properties for 2008 were $403.5 million, which excluded $49.2 million in normal and hurricane abandonment expenditures. Capitalized salaries, general and administrative (SG&A) was $19.4 million and capitalized interest totaled $26.4 million for 2008. This compares to additions to oil and gas properties during 2007 of $164.0 million, which excluded $20.0 million of capitalized SG&A expenses, $16.2 million of capitalized interest, and $29.3 million of normal abandonment costs.
Operational Update
     Ewing Bank 305. In the fourth quarter, Stone successfully drilled two more exploitation wells in the Ewing Bank 305 drilling program, bringing the total number of successful wells drilled in 2008 to four wells, plus three successful workover projects. After the 2008 drilling program, production at Ewing Bank 305 has more than doubled to over 40 Mmcfe per day. Additionally, drilling was in progress at year end on the last well in the drilling campaign (the Apoc Prospect). That well has since reached total depth and logged pay in multiple zones and is currently being completed. The results of that well suggest the eastern flank of the field contains additional potential that will be targeted by a future drilling program.
     South Timbalier 102/110. Stone has initiated a multi-well program in this area. The first well has been drilled, logged gas pay and is currently being tested. A second well has been drilled and was unsuccessful. These wells were drilled on a large, low-relief structure and could provide for follow up wells. The South Timbalier 102/110 leases were acquired in the Bois d’Arc transaction.
     Ship Shoal 113. Two wells were drilled in the Ship Shoal 113 Unit (Stumpknocker and Red Ear) in the second half of 2008. Stumpknocker encountered 98 feet of gas pay in three zones and Red Ear encountered 76 feet of pay in three zones. Both wells encountered mechanical difficulties and subsequent attempts to sidetrack Stumpknocker in the fourth quarter were not successful. Both wells are being evaluated for commerciality and possible re-drill. The Ship Shoal 113 unit was acquired in the Bois d’Arc transaction.
     Mississippi Canyon 109. The field is currently shut-in waiting re-routing of the exit oil pipeline. The anticipated online date is the third quarter of 2009. Barging operations ceased in December 2008 due to excessive weather downtime issues, but this option will be re-evaluated as we enter the spring season.
     Appalachia. Stone has two wells producing in West Virginia at a combined net rate of approximately 0.25 MMcfe per day. In January 2009, Stone initiated drilling a four-well development program offsetting these producing wells in West Virginia. In Pennsylvania, Stone recently completed a well in Clinton County which is currently being evaluated subsequent to a production test. A second well remains under evaluation.
     Bohai Bay, China During the fourth quarter 2008, Stone elected not to pursue additional investments in this area and took a $12.1 million impairment charge for the remaining property investment in China.
2009 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.
     Capital Expenditure Budget. The current 2009 capital expenditure budget is $300 million, which excludes acquisitions, and capitalized interest and G&A. Stone expects to spend approximately 75% of the 2009 capital budget on its Gulf of Mexico (GOM) exploitation program, facilities and abandonment expenditures, and an estimated 25% on exploration and business development activities including GOM deep water and shelf exploration drilling, GOM lease sale expenditures, drilling and lease acquisition in Appalachia, and seismic and reprocessing expenditures.

     Production. For the first quarter of 2009, Stone expects net daily production to average between 200-220 MMcfe. Stone expects full year 2009 average daily production to be in the range of 210-240 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $190-$210 million for 2009 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.25 -$3.75 per Mcfe during 2009. The decrease from 2008 is due to the year-end ceiling test write-down which reduced the carrying value of the full cost pool for our oil and gas properties.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $45-$50 million during 2009.
     Corporate Tax Rate. For 2009, Stone expects its corporate tax rate to be approximately 35%.
Hedge Position
     The following tables illustrate Stone’s derivative positions for calendar years 2009 and 2010:

	Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price	(Bbls/d)	Price	Price
2009	20,000	$8.00	$14.30	3,000	$80.00	$135.00
2009	20,000	9.00	14.63

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume	Swap
	(MMBtus/d)	Price	(Bbls/d)	Price
2009	20,000	$10.15	2,000	$107.90
2010	20,000	6.97	2,000	63.00
2010	20,000	6.50
2010	10,000	6.50
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, February 18, 2009 to discuss the operational and financial results for the fourth quarter of 2008. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.
Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable reserves and possible reserves, that the SEC’s guidelines currently in effect strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K, available free of charge on our internet site (www.stoneenergy.com). You can also obtain this form from the SEC on the SEC’s internet site (www.sec.gov) or by calling 1-800-SEC-0330.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
FINANCIAL RESULTS
Net income (loss)	($1,316,405)	$64,909	($1,137,231)	$181,436
Net income (loss) per share	($33.40)	$2.33	($35.58)	$6.54

PRODUCTION QUANTITIES
Oil (MBbls)	1,268	1,397	4,916	6,088
Gas (MMcf)	9,778	10,979	34,409	45,088
Oil and gas (MMcfe)	17,386	19,361	63,903	81,617

AVERAGE DAILY PRODUCTION
Oil (MBbls)	14	15	13	17
Gas (MMcf)	106	119	94	124
Oil and gas (MMcfe)	189	210	175	224

REVENUE DATA (1)
Oil revenue	$81,048	$118,689	$461,050	$424,205
Gas revenue	83,162	82,927	336,665	329,047

Total oil and gas revenue	$164,210	$201,616	$797,715	$753,252

AVERAGE PRICES (1)
Oil (per Bbl)	$63.92	$84.96	$93.79	$69.68
Gas (per Mcf)	8.51	7.55	9.78	7.30
Per Mcfe	9.44	10.41	12.48	9.23

COST DATA
Lease operating expenses	$65,805	$18,630	$171,107	$149,702
Salaries, general and administrative expenses	11,489	8,105	43,504	33,584
DD&A expense on oil and gas properties	100,747	70,694	284,672	299,182

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$3.78	$0.96	$2.68	$1.83
Salaries, general and administrative expenses	0.66	0.42	0.68	0.41
DD&A expense on oil and gas properties	5.79	3.65	4.45	3.67

AVERAGE SHARES OUTSTANDING – Diluted	39,419	27,882	31,961	27,723

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating revenue:
Oil production	$81,048	$118,689	$461,050	$424,205
Gas production	83,162	82,927	336,665	329,047
Derivative income, net	1,894	—	3,327	—

Total operating revenue	166,104	201,616	801,042	753,252

Operating expenses:
Lease operating expenses	65,805	18,630	171,107	149,702
Production taxes	1,762	1,731	7,990	9,945
Depreciation, depletion and amortization	102,204	71,464	288,384	302,739
Write-down of oil and gas properties	1,290,544	8,164	1,309,403	8,164
Goodwill impairment	465,985	—	465,985	—
Accretion expense	5,025	4,394	17,392	17,620
Salaries, general and administrative expenses	11,489	8,105	43,504	33,584
Incentive compensation expense	132	2,437	2,315	5,117
Derivative expenses, net	—	539	—	666

Total operating expenses	1,942,946	115,464	2,306,080	527,537

Gain on Rockies divestiture	—	4,098	—	59,825

Income (loss) from operations	(1,776,842)	90,250	(1,505,038)	285,540

Other (income) expenses:
Interest expense	2,715	4,312	13,243	32,068
Interest income	(649)	(5,211)	(11,250)	(12,135)
Other income, net	(2,102)	(1,067)	(5,877)	(5,657)
Early extinguishment of debt	—	252	—	844

Total other (income) expenses	(36)	(1,714)	(3,884)	15,120

Income (loss) before taxes	(1,776,806)	91,964	(1,501,154)	270,420

Provision (benefit) for income taxes:
Current	5,603	49,079	6,998	95,579
Deferred	(466,004)	(22,024)	(370,921)	(6,595)

Total income taxes (benefit)	(460,401)	27,055	(363,923)	88,984

Net income (loss)	($1,316,405)	$64,909	($1,137,231)	$181,436

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss) as reported	($1,316,405)	$64,909	($1,137,231)	$181,436

Reconciling items:
Depreciation, depletion and amortization	102,204	71,464	288,384	302,739
Write-down of oil and gas properties	1,290,544	8,164	1,309,403	8,164
Goodwill impairment	465,985	—	465,985	—
Deferred income tax provision (benefit)	(466,004)	(22,024)	(370,921)	(6,595)
Accretion expense	5,025	4,394	17,392	17,620
Gain on sale of oil and gas properties	—	(4,098)	—	(59,825)
Stock compensation expense	2,119	2,053	8,405	5,395
Other	(558)	1,082	(3,950)	3,769

Discretionary cash flow	82,910	125,944	577,467	452,703

Increase (decrease) in current income taxes payable	5,604	11,967	(87,110)	57,508
Settlement of asset retirement obligations	(7,040)	(33,476)	(49,242)	(87,144)
Investment in put contracts	—	—	(1,914)	—
Working capital changes	(46,194)	(13,608)	83,277	42,091

Net cash provided by operating activities	$35,280	$90,827	$522,478	$465,158

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$68,137	$475,126
Accounts receivable	151,641	186,853
Investment in hedging contracts	136,072	2,163
Deferred tax asset	—	9,039
Current income tax receivable	31,183	—
Inventory	35,675	—
Other current assets	1,413	521

Total current assets	424,121	673,702

Oil and gas properties – United States:
Proved, net	1,130,583	1,001,179
Unevaluated	493,738	150,568
Oil and gas properties – China (unevaluated)	—	29,565
Building and land, net	5,615	5,667
Fixed assets, net	5,326	5,584
Other assets, net	46,620	23,338

Total assets	$2,106,003	$1,889,603

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$144,016	$88,801
Undistributed oil and gas proceeds	37,882	37,743
Asset retirement obligations	70,709	44,180
Deferred taxes	32,416	—
Investment in hedging contracts	—	18,968
Current income taxes payable	—	57,631
Other current liabilities	15,759	13,934

Total current liabilities	300,782	261,257

Bank debt	425,000	—
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Deferred taxes	193,924	89,665
Investment in hedging contracts	1,221	—
Asset retirement obligations	186,146	245,610
Other long-term liabilities	11,751	7,269

Total liabilities	1,518,824	1,003,801

Minority interest	87	—

Common stock	394	278
Treasury stock	(860)	(1,161)
Additional paid-in capital	1,257,633	515,055
Retained earnings (deficit)	(754,987)	382,365
Accumulated other comprehensive income (loss)	84,912	(10,735)

Total stockholders’ equity	587,092	885,802

Total liabilities and stockholders’ equity	$2,106,003	$1,889,603